Exhibit 4.4

Anheuser-Busch InBev SA/NV

Gap Long-Term Incentive Plan for SABMiller Employees

Relating to Shares of Anheuser-Busch InBev

December 2016

Participants’ Guide

THE “INTRODUCTION” SECTION OF THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Anheuser-Busch InBev Long-Term Incentive Plan

for SABMiller employees

relating to Shares of Anheuser-Busch InBev

Introduction

You will find in this section a general description of the Anheuser-Busch InBev Long-Term Incentive Plan for SABMiller employees (relating to Shares of Anheuser-Busch InBev) (the “Plan”) presented in the form of frequently asked questions (FAQs). This description of the Plan is very general and does not purport to be complete.

The Plan is intended to provide certain employees of SABMiller and its subsidiaries, as determined by Anheuser-Busch InBev (“Eligible Employees”) ordinary shares of Anheuser-Busch InBev, which are traded on Euronext Brussels (with a secondary listing on the Mexico and South Africa stock exchanges) (the “Shares”), and to further align the interests of the Eligible Employees with those of Anheuser-Busch InBev.

The Plan is subject to the Belgian legal and regulatory provisions that govern stock option grant plans. The Plan is not regarded, in the United States, as a qualified plan under Section 401(a) of the US Internal Revenue Code of 1986 (the “Code”). Further, the Plan is not subject to any of the provisions of the US Employee Retirement Income Security Act of 1974.

The contents of this section are for information purposes only. In any case of discrepancy between the contents of this section and the terms and conditions of the Plan, the provisions of the terms and conditions of the Plan (“Terms and Conditions”) will prevail. Terms beginning with a capital letter have the meaning ascribed to them in the Terms and Conditions.

•	How is the Plan administered?

The Plan is administered by the Board of Directors of Anheuser-Busch InBev (the “Board of Directors”), but the Board of Directors may delegate part or all powers under the Plan to the Remuneration Committee of Anheuser-Busch InBev (the “Committee”). In such a case, the Committee is responsible for the general administration of the Plan in accordance with the Plan rules, under the supervision of the Board of Directors; the Committee is also authorised to establish rules for the administration, interpretation and application of the Plan. The Board of Directors and the Committee may sub-delegate certain powers to any third party they deem appropriate.

The Board of Directors is currently composed of three independent directors, nine members appointed by the Stichting Anheuser-Busch InBev (a foundation organised under the laws of the Netherlands, which represents an important part of the interests of the controlling shareholder group of Anheuser-Busch InBev) and three members appointed by the restricted shareholders in accordance with the terms of Anheuser-Busch InBev’s articles of association. The Board of Directors appoints the members of the Committee from amongst its members.

The Board of Directors may unilaterally modify the practical and/or accessory terms of the Plan at any time. The Board of Directors may also unilaterally modify the Terms and

Conditions of the Plan when such modifications are required to comply with any change in legislation. In addition, the Board of Directors may unilaterally modify the Terms and Conditions of the Plan in any and all other circumstances, provided that such modifications do not adversely affect the rights of the Participants in respect of Options that were granted prior to such modifications. However, shareholders’ approval of any amendment will be obtained to the extent necessary to comply with Section 422 of the Code (relating to Incentive Stock Options) or any other applicable law, regulation or stock exchange listing requirements.

If you would like more information about the Plan or its administrators, please contact your local People Director. For US Participants, please contact Martin Fidalgo at AB InBev Services LLC, 250 Park Avenue, 10123 New York, (212)573-4388.

•	Who may participate in the Plan?

The Plan rules allow the Committee to select any employees of SABMiller and its subsidiaries (at the time of the business combination with Anheuser-Busch InBev SA/NV) in its sole discretion as “Eligible Employees” to whom Options may be offered. All such employees who have been informed by their local People Department that they are “Eligible Employees” qualify to participate in the Plan.

•	What securities are offered under the Plan?

The number of Options to be granted under the Plan between 15 December 2016 and 15 December 2017 shall not exceed 1,750,000. The underlying Shares may be issued Shares held in Anheuser-Busch InBev’s treasury or acquired by Anheuser-Busch InBev for the purpose of the Plan. The Shares may be in dematerialized or registered form, as determined by Anheuser-Busch InBev.

•	What do I have to do to participate in the Plan?

There are three main steps in the participation process:

(i)

you receive from Anheuser-Busch InBev an Offer Letter, which can be in electronic form, informing you that you are an Eligible Employee. This letter also indicates the number of Options offered to you by Anheuser-Busch InBev and their Exercise Price;

(ii)	you decide whether or not you wish to participate in the Plan – you have three choices: (i) you accept all the Options, (ii) you accept only part of the Options or (iii) you refuse all the Options;

(iii)

once you have made your choice, you should complete and return/submit your Acceptance Form (which can, in certain situations, be an on-line form to be completed directly on the Anheuser-Busch InBev intranet or on the secured LTI Website mentioned in the Offer Letter) in accordance with the instructions contained in the Offer Letter.

•	Will I have to pay something to participate in the Plan?

You do not have to pay anything to Anheuser-Busch InBev to participate in the Plan. Anheuser-Busch InBev will bear the costs related to the set-up of the Plan. However, Participants have to pay the Exercise Price when they decide to exercise the Options.

Participating in the Plan may result in the obligation for you to pay local taxes and social security contributions in accordance with applicable tax and social security legislation.

In addition, any costs you incur for the financing of the exercise of your Options (if applicable) will have to be borne by you. Similarly, any costs, fees and taxes and social security contributions that may arise upon the exercise of your Options and subsequent sale of Shares you have purchased from Anheuser-Busch InBev will have to be borne by you.

•	What will the Option exercise price be?

The Exercise Price of the Options is the one indicated in your Offer Letter.

•	Do I need to open a securities account to participate in the Plan?

Participating in the Plan does not require that you open a securities account in your home country or in Belgium. Your Options will be recorded in a register in electronic form maintained by Anheuser-Busch InBev (or by a third party appointed by Anheuser-Busch InBev to that effect).

When you exercise your Options, if you receive Shares in registered form, you do not need to have a securities account and ownership will be evidenced through registration in the electronic shareholders’ register of Anheuser-Busch InBev. However, if the Shares are delivered to you in book-entry form, you will need to have a securities account to which the Shares can be transferred.

•	How can I get information on my portfolio of Options?

You can have access to your portfolio of Options through the secured LTI Website mentioned in the Offer Letter (or any successor website thereof).

All transactions on your Options (e.g. exercise) will be carried out electronically from the LTI Website.

•	When can I exercise my Options?

You can exercise your Options on any Trading Day during the Exercise Period set forth in your Offer Letter except as otherwise provided in the Terms and Conditions.

You can, of course, never exercise your Options during a Closed Period (as defined in Anheuser-Busch InBev’s Code of Dealing) or in breach of any prohibition of insider dealing applying to you.

•	How can I exercise my Options?

The exercise of your Options is in principle fully electronic (no paper exercise) and is managed through the LTI Website. All you need to do to exercise your Options is to log on to the LTI Website and follow the instructions.

The methods of exercise are the following:

(i)	Regular exercise

Under a regular exercise, you pay the Exercise Price to Anheuser-Busch InBev in cash and you subsequently receive the corresponding Shares from Anheuser-Busch InBev.

The Exercise Price of your Options must be paid to Anheuser-Busch InBev in euros, which is the official currency in Belgium and the currency of your Options. Your Exercise Price in euros must reach the bank account of Anheuser-Busch InBev in Belgium within 10 Banking Days from the date of exercise. If you pay your

Exercise Price from a bank account which is not denominated in euros, please make sure that you give the right instructions to your bank so that a net amount in euros that is equal to your Exercise Price effectively reaches the bank account of Anheuser-Busch InBev in due time. All costs related to the transfer of your Exercise Price to Anheuser-Busch InBev in Belgium (e.g. foreign exchange commission or international bank transfer fees) will have to be borne by you.

The Shares you have purchased from Anheuser-Busch InBev under a regular exercise will then be delivered to you in book-entry form on your securities account or in registered form through a registration in the electronic shareholders’ register of Anheuser-Busch InBev.

(ii)	Cashless exercise

In Anheuser-Busch InBev’s sole discretion, it may also set up a mechanism whereby you may finance the exercise of your Options through a cashless exercise.

Under a cashless exercise, the Shares you have purchased will be sold on the market and a portion of the sale price equivalent to your Exercise Price will be transferred to Anheuser-Busch InBev for payment of the Exercise Price of your Options. The rest of the sale price less any brokerage costs and other fees (in other words, your net gain) will be paid to you in euros (or in US dollars after conversion of the amount in euros into US dollars) either directly or through your employer, who will withhold, to the extent required, any applicable local taxes and social security contributions. If payments go through your employer, payments may be made on the same schedule as payroll payments and therefore may occur after a reasonable delay, without accruing any interest.

•	What happens if I do not exercise my Options?

Once your Options have become exercisable, you may exercise your Options at any time up to and including the last day of the Exercise Period. However, your Options may not, in any circumstances, be exercised during any Closed Period (as defined in Anheuser-Busch InBev’s Code of Dealing) or in breach of any applicable laws prohibiting insider dealing. Once the Exercise Period is over, if not yet exercised, all of your Options will lapse and you will no longer have any rights in respect of the Options.

•	What happens to my Options and Shares if I leave Anheuser-Busch InBev?

Depending on the circumstances of your departure, your Options either may become null and void or may survive your departure. A departure from SABMiller, Anheuser-Busch InBev or any of their subsidiaries may also affect the period during which you may exercise your Options.

Leaving SABMiller, Anheuser-Busch InBev or any of their subsidiaries (for whatever reason) will have no impact on the Shares you have purchased from Anheuser-Busch InBev pursuant to the exercise of your Options.

If your employment terminates due to Dismissal (other than Dismissal for Serious Cause), Retirement or Redundancy, following injury, ill-health or disability or due to Outsourcing or Divestiture:

(i)	all Options that were not exercisable on the date of the end of employment will be treated as follows:

(a)	a pro-rata portion of your Options will become immediately and unconditionally exercisable until the expiry of a 12-month period starting on the day following the date of the end of employment;

(b)	the remaining Options will be automatically void;

(ii)	all Options that were exercisable on the date of the end of employment may be exercised until the expiry of a 12-month period starting on the day following the date of the end of employment.

If your employment terminates due to Resignation or Dismissal for Serious Cause, all Options, whether or not exercisable on the date of the end of employment, will be automatically void (except to the extent that Options were exercised before the date of the end of employment in accordance with the Terms and Conditions).

If your employment terminates due to your death, your Options that were not exercisable at that time will become immediately exercisable and, together with all Options that are exercisable at that time, will remain exercisable until the expiry of a 12-month period starting on the day following your death.

•	Can I transfer my stock options?

Your Options may not be transferred or encumbered or otherwise pass to any third party.

•	What rights and obligations attach to Anheuser-Busch InBev Shares?

Upon exercise, your Anheuser-Busch InBev Shares will entitle you to all the rights and benefits generally attached to the ordinary shares. Anheuser-Busch InBev will, at its discretion, deliver Shares in dematerialised form or in registered form. The Shares acquired upon exercise of Options give rights to the dividends paid on such Shares after the date of exercise.

Your Anheuser-Busch InBev Shares acquired upon exercise of Options are not subject to any transfer restrictions under the rules of the Plan.

•	What does it mean to participate in the Plan?

Participation in, and the operation of, the Plan will not form part of or affect your contract of employment or your employment relationship, nor will they give you the right to continued employment. Participation in one grant of Options under the Plan does not indicate that you will participate, or be considered for participation, in any later grants. You are not entitled to any compensation or other benefit in respect of the Plan.

You should understand that the value of Anheuser-Busch InBev Shares can go down as well as up and that past performance of Anheuser-Busch InBev Shares is no indication of actual future performance.

•	Incorporation of certain documents by reference

Anheuser-Busch InBev will file a Registration Statement on Form S-8 with the US Securities and Exchange Commission (the “SEC”) covering the ordinary shares to be delivered pursuant to the Options.

The SEC allows us to “incorporate by reference” the information filed with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and supersede information pertaining to the same subject in this prospectus or in earlier filings with the SEC. We incorporate by reference into this prospectus:

(i)	Anheuser-Busch InBev’s Annual Report on Form 20-F (File No. 001-34455) filed in the US with the SEC on 14 March 2016; and

(ii)	all documents filed by Anheuser-Busch InBev in the US under Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since 31 December 2015.

To the extent designated therein, certain current reports of Anheuser-Busch InBev in the US on Form 6-K, and all documents filed by Anheuser-Busch InBev in the US under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date of filing of such documents.

•	How can I obtain additional information?

You may receive copies of the documents described above and any of the documents that we are required to deliver to employees pursuant to Rule 428(b) of the Securities Act free of charge by submitting a request to your local People Director. Some of these documents are also available for viewing in the Investor section of our website at www.ab-inbev.com.

Terms and Conditions

1	Definitions

When used in this document, the following terms shall have the meaning ascribed to them as indicated below, unless expressly indicated otherwise:

Acceptance Form

the form whereby an Eligible Employee accepts all or part of the Options or refuses the Options, to be completed by the Eligible Employee in paper format and/or in electronic format on the LTI Website or on the Anheuser-Busch InBev intranet, as indicated in the Offer Letter;

Anheuser-Busch InBev	Anheuser-Busch InBev SA/NV, with its registered office at Grand Place 1, B-1000 Brussels, Belgium;

Anheuser-Busch InBev Group	Anheuser-Busch InBev and its subsidiaries;

Banking Day	any day other than a Saturday, a Sunday or a public holiday in Belgium and in the United States, on which banks in Belgium and in the United States are open for business;

Board of Directors	the board of directors of Anheuser-Busch InBev;

Code	the US Internal Revenue Code of 1986, as amended;

Code of Dealing	the Anheuser-Busch InBev Code of Dealing, as amended from time to time;

Closed Period	any period defined as such in the Code of Dealing;

Committee	the Remuneration Committee of Anheuser-Busch InBev;

Data Controller	shall have the meaning ascribed to it in Section 20.1 of these Terms and Conditions;

Data Processor	shall have the meaning ascribed to it in Section 20.4 of these Terms and Conditions;

Dismissal	termination of employment by SABMiller, Anheuser-Busch InBev or any of their subsidiaries, excluding any termination of employment due to a transfer within the Anheuser-Busch InBev Group.

Dismissal for Serious Cause

termination of employment for serious cause (as defined in relevant local law or, if no such definition exists, as determined by the Chief People Officer – or any other person designated by the Chief People Officer – in his sole discretion) by SABMiller, Anheuser-Busch InBev or any of their subsidiaries;

Divestiture

a situation whereby the Participant’s employer is no longer a subsidiary of Anheuser-Busch InBev following a divestiture through the sale of shares in the said Anheuser-Busch InBev subsidiary or otherwise;

Eligible Employee	an employee of SABMiller or its subsidiaries (at the time of the business combination with Anheuser-Busch InBev) who received an Offer Letter;

Exchange Act	the Securities Exchange Act of 1934, as amended;

Exercise Form

the form whereby a Participant notifies Anheuser-Busch InBev or any third party designated by Anheuser-Busch InBev to that effect of his/her decision to exercise all or part of his/her Options in accordance with Section 7.4, to be completed by the Participant in paper format and/or in electronic format on the LTI Website, as the case may be;

Exercise Period	the period defined as such in the Offer Letter;

Exercise Price	the price per Option that a Participant must pay for the exercise of his/her Options, as set out in the Offer Letter;

Expiry Date	the last day of the Exercise Period;

Fair Market Value

on a particular date shall be (i) the opening sale price per Share during normal trading hours on the national securities exchange on which the Share is principally traded for such date or the closing sale price per Share on the last preceding date on which there was a sale of such Share on such exchange, (ii) if the Shares are then traded in an over-the-counter market, the average of the closing bid and asked prices for the Shares during normal trading hours in such over-the-counter market for such date or the last preceding date on which there was a sale of such Shares in such market, or (iii) if the Shares are not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Committee, in its sole discretion, shall determine;

Incentive Stock Option (“ISO”)

an Option that is intended to qualify for special federal income tax treatment pursuant to Sections 421 and 422 of the Code (or a successor provision thereof) and which is so designated in the applicable Offer Letter. Under no circumstances shall any Option that is not specifically designated as an Incentive Stock Option be considered an Incentive Stock Option;

Leave of Absence	a leave of absence authorised by the Participant’s employer for any reason;

LTI Website	the secured internet website referred to in the Offer

Letter (and any successor thereof) through which a Participant can accept/refuse the Options offered to him/her, monitor his/her portfolio of Options and exercise his/her Options;

Non-Qualified Stock Option (“NQSO”)	an Option that is not designated in the applicable Offer Letter as an Incentive Stock Option and is not intended to qualify for special federal income tax treatment;

Offer Date	the date of the Offer Letter;

Offer Letter	the notification, in paper format (letter) and/or in electronic format (e-mail), as determined by Anheuser-Busch InBev, whereby Anheuser-Busch InBev offers Options to an Eligible Employee;

Offer Period	the period defined as such in the Offer Letter;

Option

the right to purchase from Anheuser-Busch InBev one existing Share in accordance with these Terms and Conditions, which has been offered to an Eligible Employee and which has been accepted by the Eligible Employee through the sending of an Acceptance Form to Anheuser-Busch InBev in due time;

Outsourcing

a situation whereby (i) a Participant is dismissed by SABMiller, Anheuser-Busch InBev or any of their subsidiaries in the framework of a collective dismissal (in the meaning of and as defined under applicable local law according to the jurisdiction of the Participant) and is re-employed, together with the other persons who have been likewise dismissed, by a third-party company which is not an affiliate of Anheuser-Busch InBev and which provides services to Anheuser-Busch InBev; or (ii) a Participant is transferred by SABMiller, Anheuser-Busch InBev or any of their subsidiaries in the framework of applicable local law, implementing the European Union Council Directive 2001/23/EC of 12 March 2001 or its equivalent in the jurisdiction of the Participant, to a third-party company which is not an affiliate of Anheuser-Busch InBev and which provides services to Anheuser-Busch InBev;

Participant

any Eligible Employee who has completed and returned an Acceptance Form in accordance with Section 5.2 and who has accepted all or part of the Options, or any Successor to whom Options have been transferred in accordance with these Terms and Conditions;

Personal Data	shall have the meaning ascribed to it in Section 20.2 of these Terms and Conditions;

Plan	the Anheuser-Busch InBev Long-Term Incentive Plan;

Pro-Rata Formula	PRO =	HO×M
36
where:

	PRO	means the number of Options that will remain in full force and effect following the termination of employment, rounded to the closest whole number

	HO	means the number of Options held by the Participant immediately prior to the termination of employment

	M	means the number of full calendar months of employment of the Participant within the Anheuser-Busch InBev Group during the period from 1 December 2016 until the date of termination of employment;

Redundancy	as defined under the law governing the employment of the Participant;

Resignation

termination of employment by a Participant with SABMiller, Anheuser-Busch InBev or any of their subsidiaries, excluding any termination of employment due to a transfer within the Anheuser-Busch InBev Group;

Retirement	as defined under the law governing the employment of the Participant;

SABMiller	SABMiller Limited, with its registered office at AB InBev House, Church Street West, Woking, Surrey, GU21 6HS, United Kingdom;

SEC	the US Securities and Exchange Commission;

Share	an ordinary share of Anheuser-Busch InBev (ISIN: BE0974293251);

Shareholders’ Meeting	the shareholders’ meeting of Anheuser-Busch InBev;

Successor

the successor of a Participant as determined under the applicable law of succession and/or the persons designated by a Participant, in accordance with the applicable law of succession, to inherit the rights of the Participant under the Plan after the death of the Participant;

Trading Day	any day on which the regulated market of Euronext Brussels and the New York Stock Exchange are open for trading.

2	Approval of the Plan Documentation

The Plan forms part of an agreement between the Participant and Anheuser-Busch InBev. By returning to Anheuser-Busch InBev a duly completed Acceptance Form in accordance with Section 5.2, the Participant unconditionally agrees to be bound by these Terms and Conditions.

3	Persons Eligible for Options

Options under the Plan, including Incentive Stock Options, may be offered to such Eligible Employees as the Committee shall select in its sole discretion.

4	Shares Available for Options

The number of Options to be granted under the Plan between 15 December 2016 and 15 December 2017 shall not exceed 1,750,000. The underlying Shares may be issued Shares held in Anheuser-Busch InBev’s treasury or acquired by Anheuser-Busch InBev for the purposes of the Plan. Any Shares delivered by Anheuser-Busch InBev, any Shares with respect to which Options are granted by Anheuser-Busch InBev and any Shares with respect to which Anheuser-Busch InBev becomes obliged to grant as Options, through the assumption of, or in substitution for, outstanding options previously granted by an acquired entity, shall not be counted against the Shares available for Options under this Plan.

5	Acceptance of the Options

5.1	Full or partial acceptance

An Eligible Employee to whom Options are offered has the possibility of accepting only part of them. To that effect, the Eligible Employee shall mention in the Acceptance Form the exact number of accepted Options. If an Eligible Employee accepts only part of the Options, he/she shall be deemed to have refused the other Options offered to him/her.

5.2	Mode of acceptance

5.2.1	General

The mode of acceptance of the Options is set out in the Offer Letter and, at the choice of Anheuser-Busch InBev, takes the form of an electronic acceptance or of a paper-form acceptance.

5.2.2	Electronic acceptance

In the case of acceptance of the Options in electronic form, the Eligible Employee must confirm and submit his/her choice through the LTI Website or the Anheuser-Busch InBev intranet, as specified in the Eligible Employee’s Offer Letter.

The Acceptance Form must be completed online and submitted during the Offer Period and, to the extent applicable, after having accepted the terms of use of the LTI Website.

If the LTI Website or the Anheuser-Busch InBev intranet, as the case may be, is not accessible (for technical reasons or otherwise) during the Offer Period, the Eligible Employee must ask his/her local People Department for an Acceptance Form in paper format and return it to Anheuser-Busch InBev in accordance with Section 5.2.3 below.

Failure to complete and submit the Acceptance Form as set out above will be deemed to constitute a refusal by the Eligible Employee of all Options offered to him/her.

5.2.3	Paper-form acceptance

In the case of acceptance of the Options in paper form, the Eligible Employee must complete, date and sign the Acceptance Form attached to the Offer Letter and return it to the address indicated on it. The completed Acceptance Form must reach Anheuser-Busch InBev, or any third party designated by it to that effect, during the Offer Period.

Failure to return the completed, dated and signed Acceptance Form as set out above will be deemed to constitute a refusal by the Eligible Employee of all Options offered to him/her.

6	Transferability

Except for transfers as a result of death (see Section 8.2 below), Options may not be transferred or encumbered with any security, pledge or other right, or otherwise pass to any third party.

7	Exercise of the Options

7.1	Exercise Price

The Exercise Price of the Options is specified in the Offer Letter and will not be less than 100% (or 110%, in the case of ISOs granted to an individual described in Section 422(b)(6) of the Code (relating to certain 10% owners)) of the Fair Market Value of a Share on the date of grant.

7.2	Exercise Period

Subject to Sections 7.3 and 8, the Options may be exercised only during the Exercise Period. The Options that are not exercised within the Exercise Period automatically expire and become null and void.

7.3	Exercise limitations

The Options may not, in any circumstances, be exercised during a Closed Period or in breach of the Code of Dealing or any applicable laws prohibiting insider dealing.

7.4	Terms of exercise

7.4.1	General

(i)

An Option will be deemed exercised upon receipt by Anheuser-Busch InBev, or any other person designated to that effect by Anheuser-Busch InBev, at any time during the Exercise Period (but not later than 11.59 p.m. Brussels time on the Expiry Date) of the following:

(a)	a duly completed Exercise Form explicitly mentioning the number of Options being exercised by the Participant; and

(b)	any other statements and documents that the Chairman of the Board of Directors, the Committee or any other person designated to that effect by the Committee deems necessary or desirable in order to comply with all applicable legal and regulatory provisions.

(ii)

The exercise of the Options will be processed by Anheuser-Busch InBev, or by any person or entity designated for this purpose by Anheuser-Busch InBev, as soon as administratively and/or legally possible.

7.4.2	Regular exercise

(i)

Full payment of the Exercise Price (as well as related costs, taxes and duties, if any) must reach Anheuser-Busch InBev at the latest 10 Banking Days after the date of exercise, in the manner indicated on the Exercise Form and/or the LTI Website. Transfer of ownership of the Shares will occur following receipt by Anheuser-Busch InBev of the Exercise Price (as well as related costs, taxes and duties, if any).

(ii)

If the Participant fails to pay the Exercise Price within the timeframe provided in Section 7.4.2(i), Anheuser-Busch InBev will, at its sole discretion, be authorized to cancel the exercise of the Options.

7.4.3	Cashless exercise

(i)

Anheuser-Busch InBev may, at its sole discretion, set up a mechanism of cashless exercise whereby a Participant may elect to simultaneously exercise Options and sell the Shares underlying the exercised Options. In that case, the Exercise Price will be paid to Anheuser-Busch InBev from the proceeds of the sale of the Shares, in accordance with Section 7.4.3(iii).

(ii)	By opting for a cashless exercise, the Participant irrevocably:

(a)	where relevant, instructs Anheuser-Busch InBev to appoint a financial intermediary to sell the Shares underlying the exercised Options on the market; and

(b)

instructs Anheuser-Busch InBev to: (i) deliver, on the Participant’s behalf, the Shares underlying the exercised Options to such financial intermediary for their sale on the market; and (ii) collect from that financial intermediary the proceeds of the sale of those Shares.

(iii)

Following the delivery of the Shares by Anheuser-Busch InBev to the financial intermediary, the obligation of Anheuser-Busch InBev to deliver Shares (or the sale proceeds thereof) to the Participant will be set off against the obligation of the Participant to pay the Exercise Price to Anheuser-Busch InBev. Any amount in excess of the Exercise Price collected by Anheuser-Busch InBev, after payment of all applicable costs, fees and taxes due by the Participant as a result of the cashless exercise will be transferred to the Participant after the effective sale of the Shares, without accruing any interest. If payments are processed through your employer, payments may be made on the same schedule as payroll payments and therefore may occur after a reasonable delay, without accruing any interest.

8	Situation upon Termination of Service

8.1	Ordinary rules

This Section 8.1 shall apply if the employment of a Participant ends for any of the following reasons:

(i)	Dismissal (other than Dismissal for Serious Cause);

(ii)	Retirement;

(iii)	Redundancy;

(iv)	termination of employment following injury, ill-health or disability, in each case as established to the satisfaction of Anheuser-Busch InBev;

(v)	Outsourcing; or

(vi)	Divestiture.

In case of termination of employment for any of the above listed reasons:

(i)	all Options which were not exercisable under Section 7.2 above on the date of the end of employment will be subject to the following rules:

(a)

a portion of these Options will become immediately and unconditionally exercisable, but only during a 12-month period starting on the day following the date of the end of employment; the portion of Options that will remain in full force and effect as indicated above will be calculated by Anheuser-Busch InBev on the basis of the Pro-Rata Formula; and

(b)	the remaining Options will automatically expire and become null and void; and

(ii)

all Options which, on the date of the end of employment, were exercisable according to Section 7.2 above may be exercised, but only during a 12-month period starting on the day following the date of the end of employment.

The rules set out above shall apply notwithstanding any recourse that might be introduced by a Participant against the termination of employment.

8.2	Resignation and Dismissal for Serious Cause

In case of Resignation or Dismissal for Serious Cause of a Participant:

(i)	all Options which were not exercisable under Section 7.2 above on the date of the end of employment will automatically expire and become null and void; and

(ii)

all Options which, on the date of the end of employment, were exercisable according to Section 7.2 above will automatically expire and become null and void, unless they were exercised before the date of the end of employment.

The rules set out above shall apply notwithstanding any recourse that might be introduced by a Participant against Dismissal for Serious Cause.

8.3	Death

In case of death of a Participant:

(i)

all Options which were not exercisable under Section 7.2 above on the date of death of the Participant, will become immediately and unconditionally exercisable (in the case of death, by the Successors), but only during a 12-month period starting on the day following the death of the Participant; and

(ii)

all Options which, on the date of death of the Participant, were exercisable according to Section 7.2 above may be exercised by the Successors, but only during a 12-month period starting on the day following the death of the Participant.

8.4	Treatment of ISOs

ISOs shall be treated as NQSOs if they are exercised later than three (3) months after a Participant’s termination of employment. If Section 8.1 applies with respect to ISOs upon the disability of a Participant and the disability is as described in Section 22(e)(3) of the Code, such ISOs shall be treated as NQSOs if they are exercised later than one (1) year after termination of employment. If the disability is not as described in Section 22(e)(3), such ISOs shall be treated as NQSOs if they are exercised later than three (3) months after termination of employment.

8.5	Leave of Absence

A Participant who is as of the Offer Date on a Leave of Absence, or following the Offer Date commences a Leave of Absence, shall be deemed to remain employed by SABMiller, Anheuser-Busch InBev or any of their subsidiaries unless the Leave of Absence extends beyond the second anniversary of the date on which the Leave of Absence commenced, in which event the Participant will be deemed to have resigned, in the meaning of this Section 8 and for the application of the Plan only, on and as of the Leave of Absence expiration date.

Notwithstanding the above, for purposes of the Pro-Rata Formula under Section (a), the Leave of Absence will only be included in the number of full calendar months of employment provided it has been granted for medical reasons, including maternity leave, or provided the law governing the employment of the Participant would require this.

For purposes of ISOs, if a Leave of Absence exceeds three (3) months and SABMiller, Anheuser-Busch InBev or any of their subsidiaries is required, either by statute or contract, to reemploy the Participant upon expiration of such leave, Options will continue to be treated as ISOs during such Leave of Absence. If reemployment upon expiration of a Leave of Absence that exceeds three (3) months is not so guaranteed, six (6) months after the first day of such leave any ISOs held by the Participant shall cease to be treated as ISOs and shall be treated for tax purposes as NQSOs.

9	Special Rules for Incentive Stock Options

9.1

To the extent that the aggregate Fair Market Value (determined as of the time the Option is granted) of the stock with respect to which ISOs granted under the Plan and all other plans of Anheuser-Busch InBev are first exercisable by any Participant during any calendar year shall exceed the maximum limit (currently USD 100,000) imposed from time to time under

Section 422 of the Code, such Options shall be treated as NQSOs, taking Options into account in the order in which they are granted.

9.2

Notwithstanding Section 3, to the extent required under Section 422 of the Code, an ISO may not be granted under the Plan to a Participant who, at the time the Option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of his or her employer corporation or of its parent or subsidiary corporations (as such ownership may be determined for purposes of Section 422(b)(6) of the Code) unless (i) at the time such ISO is granted the Exercise Price is at least 110% of the Fair Market Value of the Shares subject thereto and (ii) the ISO by its terms is not exercisable after the expiration of five (5) years from the date granted.

9.3	To the extent that an ISO fails to meet any of the requirements of Section 422 of the Code, it shall cease to be an ISO but shall, from the date of the failure, continue in effect as a NQSO.

10	Amendment to the Capital Structure and Anti-dilution Measures

10.1

Anheuser-Busch InBev expressly reserves the right to proceed with corporate changes that have an impact on its capital, such as capital increases, including by incorporation of reserves in the capital, capital decreases, issuance of convertible bonds, subscription rights or options, stock splits or reverse stock splits, combinations or reclassifications of the Shares, mergers, (partial) demergers, as well as the right to amend the articles of association, including the clauses governing the allocation of profits or liquidation boni.

10.2

In the event that such corporate changes would have an unfavourable effect on the Options, the Exercise Price and/or the number of Options and/or the number of Shares to which the Options give rights will be adjusted for the purpose of safeguarding the interests of the holders of Options, as determined at the sole discretion of the Board of Directors, subject to any required action by the Shareholders’ Meeting; provided, however, that with respect to ISOs, any such adjustment shall be made in accordance with Section 424 of the Code. The terms of such adjustment will be communicated to the Participants in due time.

10.3

In the event that Anheuser-Busch InBev would be merged into another company, the rights and obligations of Anheuser-Busch InBev under the Plan will automatically be transferred to the absorbing company and the Options will no longer give the Participants the right to purchase Shares, but instead the right to purchase shares of the absorbing company. The number of shares of the absorbing company to which each Option will give right and the exercise price thereof will be determined at the sole discretion of the Board of Directors and communicated to the Participants in due time; provided, however, that with respect to ISOs, any such assumption shall be made in accordance with Section 424 of the Code.

11	Nature and Characteristics of the Shares

11.1	General

The Shares to be purchased upon exercise of the Options are existing ordinary shares of Anheuser-Busch InBev with all rights and benefits generally attached to such Shares. Anheuser-Busch InBev will, at its discretion, deliver Shares in dematerialised form or in registered form.

11.2	Dividends

The Shares acquired upon exercise of Options give right to the dividends paid on such Shares after the date of exercise. No dividends will be paid on the Options.

11.3	Transferability

The Shares acquired upon exercise of Options are not subject to any transfer restrictions under the rules of the Plan.

12	Expenses and Taxes

All costs related to the attribution of the Options and the delivery of the Shares will be paid by Anheuser-Busch InBev, except taxes on stock exchange transactions, capital gains taxes and income and social security taxes on the income received by the Participants in connection with the offering, the ownership or the exercise of the Options and with the acquisition of the Shares. All financing costs related to the acquisition of the Shares shall be borne by the Participants. In case of a regular exercise, the Participants shall ensure that the bank account of Anheuser-Busch InBev is credited with the net Exercise Price amount in euros. To the extent permitted by law, Anheuser-Busch InBev may withhold from any payment or delivery of Shares any income or social security taxes that are required to be withheld under any applicable law, rule or regulation.

13	Administration of the Plan

13.1	Delegation to the Committee

13.1.1

The Board of Directors may delegate part or all powers under the Plan to the Committee. In the case of a delegation of powers, the Committee shall: (i) be responsible for the general administration of the Plan in accordance with the provisions thereof, under the supervision of the Board of Directors; and (ii) be authorised to establish rules for the administration, interpretation and application of the Plan and, if necessary, to interpret, amend and cancel these rules, in compliance with these Terms and Conditions.

13.1.2

In the case of a delegation of powers, the Board of Directors will retain full authority to exercise all the rights and obligations of the Committee under the Plan at any time whatsoever or to delegate them to another committee constituted by the Board of Directors.

13.2	(Sub-)delegation to any third party

13.2.1	The Board of Directors and the Committee may (sub-)delegate certain well-specified powers to any third party they deem appropriate.

13.2.2	In the case of a (sub-)delegation of powers, the Board of Directors and the Committee will retain full authority to exercise all the rights and obligations so delegated.

13.3	Limitation of liability

Neither Anheuser-Busch InBev nor any member of the Board of Directors or the Committee shall be liable for:

(i)	any action or determination made in good faith with respect to the Plan; or

(ii)

any action or determination with respect to the Plan or ISOs granted under the Plan that results in the Plan or such ISOs (individually or entirely) failing to meet the requirements of Section 422 of the Code.

14	Notification Upon Disqualifying Disposition of ISO

If a Participant disposes of Shares acquired upon exercise of an ISO in a “disqualifying disposition” within the meaning of Section 422 of the Code, that is, disposes of them less than:

(i)	two years after the ISO Offer Date; or

(ii)	one year from the issue or transfer of Shares to the Participant upon exercise,

or in any other disqualifying disposition within the meaning of Section 422 of the Code, the Participant shall notify Anheuser-Busch InBev of the date and terms of such disposition in writing within 15 days thereof.

15	Electronic Register, Electronic Evidence and Consent to Electronic Delivery

15.1	Electronic options register

The Options may be recorded in an options register in electronic form, the maintenance of which may be outsourced by Anheuser-Busch InBev to a third party.

15.2	Electronic evidence

Electronic approvals, instructions, orders, statements and communications between a Participant, Anheuser-Busch InBev, Anheuser-Busch InBev affiliates and any third party to which powers have been sub-delegated by Anheuser-Busch InBev for the administration of the Plan will have the same legal status as written approvals, instructions, orders, statements and communications unless otherwise provided by applicable law. The written recording or the written reproduction of electronic approvals, instructions, orders, statements and communications received by Anheuser-Busch InBev, Anheuser-Busch InBev affiliates and any third party to which powers have been sub-delegated by Anheuser-Busch InBev for the administration of the Plan, will constitute conclusive evidence between the Participant, Anheuser-Busch InBev, Anheuser-Busch InBev affiliates and any third party to which powers have been sub-delegated by Anheuser-Busch InBev for the administration of the Plan, unless evidence to the contrary is provided by the Participant or unless otherwise provided by applicable law.

15.3	Consent to electronic delivery

As a condition to receiving the Options, each Participant consents to delivery of all subsequent information relating to the Options by electronic means, including e-mails to the Participant and postings on the LTI Website, Anheuser-Busch InBev’s website or intranet. Such information may include, among others, financial information concerning Anheuser-Busch InBev and other information relevant to a Participant’s decision whether or not to exercise the Options. In order to access such information, Participants will be required to access the LTI Website and/or Anheuser-Busch InBev’s e-mail system, website and/or intranet. By acceptance of the Options, each Participant is deemed to acknowledge that he/she has such access to the LTI Website, the e-mail system of Anheuser-Busch InBev and its website and intranet and ordinarily uses them in the ordinary course of his/her employment. Participants may obtain paper copies of any such information by submitting a request to receive paper copies to his/her People Department.

16	Matrimonial Regime

In the event that the matrimonial regimes of Participants confer ownership or other rights on their spouses with respect to the Options, those Participants undertake that their spouses shall appoint them as their sole representatives for all matters arising in relation to the Options.

17	Death

In the event of a Participant’s death, any Successor acquiring Options shall inform Anheuser-Busch InBev of the Participant’s death as soon as possible following the date of death.

18	Modification to the Terms and Conditions

The Board of Directors or the Committee may unilaterally modify at any time the practical and/or accessory modalities of the Terms and Conditions.

It may also unilaterally modify the Terms and Conditions when such modifications are required to comply with any change in legislation.

In addition, the Board of Directors may unilaterally modify the Terms and Conditions in any and all other circumstances, provided that such modifications do not adversely affect the rights of the Participants in respect of Options that were granted prior to such modifications.

Shareholder approval/confirmation of any amendment shall be obtained to the extent necessary to comply with Section 422 of the Code (relating to Incentive Stock Options) or any other applicable law, regulation or stock exchange listing requirements.

Where the Board of Directors or the Committee has determined that a delivery of Shares under the Plan would be prohibited by (or unreasonably difficult under) any law, rule or regulation in any jurisdiction, it may decide (at any time) not to deliver Shares to the relevant Participants upon exercise and to pay an amount in cash equal to the Fair Market Value, on the date of exercise, of the Shares to which such Participants are entitled, less the corresponding Exercise Price and less any withholding in accordance with Clause 12. Such payment will take place in the currency determined by the Board of Directors or the Committee.

19	Nature of the Plan

Notwithstanding any provisions to the contrary included in the Terms and Conditions, the Offer Letter, the Acceptance Form or any other document relating to the Plan:

(i)	the acquisition of Shares by the Participant is unrelated to his occupational pension rights or pension claims, so that this acquisition cannot affect these occupational pension rights and claims;

(ii)

the Plan, the Offer Letter and the Acceptance Form or any other document relating to the Plan do not confer upon the Participant any right to continued employment for any period of specific duration or interfere with or otherwise restrict in any way the rights of SABMiller, Anheuser-Busch InBev or any of their subsidiaries to terminate the Participant’s employment according to the applicable regulations in respect of termination thereof; and

(iii)	the grant of Options cannot be considered as a right acquired for the future.

20	Privacy and Processing of Personal Data

To enable the proper set-up and management of the Plan and the Options register, personal information about each Participant will need to be collected and used. This Section 20 sets out the obligations of Anheuser-Busch InBev and the rights of Participants regarding this collection and use, and provides the legally required information in this respect.

20.1	Identity of the person responsible for your Personal Data

Anheuser-Busch InBev is the so-called “Data Controller”, which is responsible for the collection and use of Personal Data necessary to set-up and manage the Plan and the Options register of Anheuser-Busch InBev in electronic form.

20.2	Nature of the Personal Data

The following items of information relating to the Participants will be collected and used:

(i)	his/her identification data (e.g. name, private or professional contact details);

(ii)	electronic identification data;

(iii)	personal characteristics (e.g. date of birth, gender, nationality);

(iv)	financial data (e.g. details regarding bank account);

(v)	employment data (e.g. mobility, start date);

(vi)	details of all rights and other entitlement to Shares awarded, cancelled, vested, unvested or outstanding,

together, the “Personal Data”.

20.3	Why and how Personal Data is collected and used

The Personal Data will either be collected via the Acceptance Form and the Exercise Form or extracted from Anheuser-Busch InBev’s SAP system or employment management tools. It will be used exclusively for the purposes of the administration of the Plan and the maintenance of the Options register of Anheuser-Busch InBev in electronic form.

20.4	Other persons having access to the Personal Data and purpose thereof

The Data Controller can transfer the Personal Data to the following categories of recipients:

(i)

third party service providers designated by the Data Controller to collect or use Personal Data on behalf of the Data Controller in accordance with this Section 20 for the purpose of implementing, administrating and managing the Plan and the Options register in electronic form (“Data Processors”);

(ii)	the employer of the Participant for the above purposes;

(iii)	regulatory authorities for the purpose of complying with legal obligations in connection with the Plan; and

(iv)	any member of the Anheuser-Busch InBev Group.

Such recipients may be located in jurisdictions outside the European Economic Area (EEA) that may not provide an adequate level of personal data protection. The Data Controller relies upon the consent of the Participant to transfer the data to such jurisdictions, his/her consent in this respect being requested at the time of signature of the Acceptance Form and/or its submission through the LTI Website.

20.5	Legal basis allowing Anheuser-Busch InBev to collect and use Personal Data

Through his/her signature of the Acceptance Form and/or its submission through the LTI Website, the Participant gives his/her consent to the collection and processing of his/her Personal Data as described in this Section 20. This consent will be relied upon by the Data Controller as the justification for collecting and using Personal Data.

20.6	Rights of the Participants

The Participant can exercise his/her right to request access to and rectification or erasure of his/her Personal Data or restriction of processing concerning the Participant or to object to processing as well as the right to data portability by sending a written and signed request to the contact person identified in the Acceptance Letter.

The Participants may withdraw their consent for the processing of their Personal Data in the context of the Plan at any time, but should be aware that such processing is a prerequisite for further participation to the Plan and that the Data Controller may still need to process Personal Data after such withdrawal of consent to comply with its legal obligations and/or its contractual obligations towards the Participants under the Plan. Such withdrawal will not affect the lawfulness of processing based on consent before its withdrawal.

Finally, if Participants are not satisfied with how Anheuser-Busch InBev processes their Personal Data, they have the right to make a complaint to the Belgian Privacy Commission, which can be contacted online via its website www.privacycommission.be.

20.7	Storage period of the Personal Data

Personal Data will be stored for a period of five (5) years after the termination of the Plan.

21	Effective Date and Term of Plan

Unless sooner terminated by the Board of Directors, the Plan, including the provisions regarding the grant of Options, shall terminate on the date upon which all the Shares underlying the Options have been delivered to Participants. All Options granted under the Plan prior to its termination shall remain in effect until such Options have been exercised or terminated in accordance with the Terms and Conditions of the Plan and the Offer Letter.

22	Severability

If any provision in this document is held to be illegal, invalid or unenforceable, in whole or in part, under any applicable law, that provision will be deemed not to form part of this document, and the legality, validity or enforceability of the remainder of this document will not be affected.

23	Applicable Law – Competent Court

The Options, the Shares and these Terms and Conditions are governed by Belgian law. The courts of Brussels will have exclusive jurisdiction for any dispute relating thereto.